Exhibit 4.19

AMENDED AND RESTATED MAKE-WELL AGREEMENT

This Amended and Restated Make-Well Agreement (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 22, 2003, by Station Casinos, Inc., a Nevada corporation (“Station”), GCR Gaming, LLC, a Nevada limited liability company (“GCR Gaming”), and GV Ranch Station, Inc., a Nevada corporation (“GV Ranch Station”), jointly and severally, in favor of Bank of America, N.A., as Administrative Agent for the benefit of the Lenders under the Loan Agreement described below.  Station, GCR Gaming and GV Ranch Station are each referred to herein as a “Obligor” and collectively, as “Obligors”. This Agreement amends and restates in its entirety the Make-Well Agreement dated as of September 18, 2001 made by the Obligors in favor of the Administrative Agent and the lenders under the Existing Loan Agreement (the “Prior Make-Well”).

RECITALS

A.            Pursuant to the Amended and Restated Loan Agreement (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) of even date herewith by and among Green Valley Ranch Gaming, LLC, a Nevada limited liability company (“Borrower”), the lenders from time to time parties thereto (each a “Lender” and collectively, the “Lenders”), and Bank of America, N.A., as Administrative Agent, the Lenders have agreed to extend certain credit facilities to Borrower.

B.            The Loan Agreement provides, as a condition precedent to the Lenders’ obligation to extend such credit facilities to Borrower, that Obligors shall enter into this Agreement, and shall make or cause to be made Cash Equity Contributions to the Borrower in the amounts and under the terms and conditions set forth herein.

C.            The obligations of GCR Gaming and GV Ranch Station hereunder shall be secured by the Member Pledge Agreement referred to in the Loan Agreement, and the obligations of GCR Gaming hereunder shall be secured by the Greenspun Pledge Agreement referred to in the Loan Agreement.  As of the date hereof, the obligations of Station hereunder are unsecured.

D.            This Agreement is the Make-Well Agreement referred to in the Loan Agreement and is one of the Loan Documents described in the Loan Agreement.

AGREEMENT

NOW, THEREFORE, in order to induce the Lenders to extend credit facilities to Borrower under the Loan Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Obligors hereby agree as follows:

1.             Definitions.  Terms defined in the Loan Agreement and not otherwise defined in this Agreement shall have the meanings defined for those terms in the Loan Agreement.  As used in this Agreement, the following terms shall have the meanings respectively set forth after each:

“Bankruptcy Code” means Title 11 of the United States Code as amended from time to time.

“Insolvency Proceeding” means any case or proceeding, voluntary or involuntary, under the Bankruptcy Code, or any similar existing or future law of any jurisdiction, state or federal, relating to bankruptcy, insolvency, reorganization or relief of debtors.

2.             Make-Well Agreement.  For as long as the Loan Agreement remains in effect or any of the Obligations under the Loan Agreement remains outstanding, whether before or after the commencement of an Insolvency Proceeding, if Borrower fails to comply with either the financial covenant set forth in Section 6.11 of the Loan Agreement (the “Fixed Charge Coverage Ratio”) or the financial covenant set forth in Section 6.12 of the Loan Agreement (the “Leverage Ratio”), the Obligors shall, but only until the Obligors have indefeasibly made the Maximum Contribution described in Section 4 below or this Agreement is released pursuant to Section 20 hereof, make or cause to be made Cash Equity Contributions to Borrower in such amount as is required to be added to EBITDAM for the relevant period to result in pro forma compliance with such covenants.  Obligors shall make the Cash Equity Contributions required by this Section not later than five Business Days following the earlier of the date on which Borrower delivers the quarterly or annual financial statements of Borrower and its Subsidiaries to Administrative Agent pursuant to Section 8.1 of the Loan Agreement or the date such statements are required to be delivered pursuant to said Section 8.1.

3.             Payment Provisions in the Event of Bankruptcy.  Subject to the limitations set forth in Section 4 below, in the event that the Borrower becomes subject to an Insolvency Proceeding, notwithstanding Section 2, Obligors jointly and severally guarantee and agree that so long as Borrower remains subject to such Insolvency Proceeding:

(a)           If Borrower fails to be in compliance with the Fixed Charge Coverage Ratio or the Leverage Ratio, the Obligors shall make Cash payments in the amounts calculated under Section 2 into an interest-bearing deposit account designated and controlled exclusively by the Administrative Agent (the “Deposit Account”) in which the Administrative Agent is hereby granted a security interest for the benefit of the Lenders.  The Deposit Account is intended to be a “deposit account” for the purposes of Nevada Revised Statutes (“NRS”) 40.430.4(g).  Such funds shall be held in the Deposit Account as additional Collateral for the Obligations under the Loan Agreement; provided that, if requested by Borrower, such funds (i) shall be applied to payment of the Obligations and/or (ii) shall be applied, with the approval of the Requisite Lenders (which shall not be unreasonably withheld or delayed) to payment of such other obligations of Borrower incurred in the ordinary course for the acquisition of goods or services which have enhanced or maintained the value of the Collateral covered by the Collateral Documents.

(b)           The Cash payments into the Deposit Account and the funds therein shall be free and clear of any third party claims thereto, including any claims by Borrower as a third party beneficiary under this Agreement.  The Obligors, the Administrative Agent on behalf of the Lenders, and, by its signature below for this purpose, Borrower, specifically agree that Borrower is not an intended third party beneficiary to this Agreement and that Borrower has no rights under this Agreement.

4.             Limitation of Liability.  Notwithstanding any other provision of this Agreement, the maximum aggregate amount of Cash Equity Contributions pursuant to Section 2 and/or Cash payments pursuant to Section 3 (taken together) which may be required of the Obligors (taken together) shall be $42,800,000 [[$44,000,000 minus contributions made to date]] (the “Maximum Contribution”), and, subject to revival and reinstatement pursuant to Section 14, this Agreement shall terminate upon the payment of the Maximum Contribution by any one or more of the Obligors.  Upon each voluntary reduction of the Revolving Commitment under the Credit Agreement, so long as no Event of Default has occurred and is continuing, the remaining unfunded amount of the Maximum Contribution shall be concurrently and automatically reduced in an amount equal to fifty percent of the amount of said reduction of the Revolving Commitment, provided that the Maximum Contribution shall not be reduced by more than Ten Million Dollars in the aggregate by reason of reductions in the Revolving Commitment.  For the avoidance of doubt, none of the payments made pursuant to the Prior Make-Well shall be credited towards the Maximum Contribution.

5.             Subordination of Indebtedness of Borrower to Obligors.  Each Obligor agrees that:

(a)           Any indebtedness of Borrower now or hereafter owed to Obligors or any of them hereby is subordinated to the Obligations.

(b)           If Administrative Agent so requests, upon the occurrence and during the continuance of any Event of Default, any such indebtedness of Borrower now or hereafter owed to Obligors, or any of them, shall be collected, enforced and received by the applicable Obligor as trustee for Lenders and shall be paid over to the Administrative Agent for the benefit of Lenders in kind on account of the Obligations (but, to the extent that the Administrative Agent and the Lenders may legally apply the same to the Obligations, shall reduce the maximum amount of the liability of the Obligors hereunder described in Section 4).

(c)           Should Obligors fail to collect or enforce any such indebtedness of Borrower now or hereafter owed to Obligors or any of them and pay the proceeds thereof to the Administrative Agent for the benefit of Lenders in accordance with Section 5(b) hereof, Administrative Agent as Obligors’ attorney-in-fact may do such acts and sign such documents in the applicable Obligor’s name as Administrative Agent considers necessary or desirable to effect such collection, enforcement and/or payment.

6.             Statutes of Limitations and Other Laws.  So long as the Loan Agreement remains in full force and effect or any of the Obligations remain outstanding, all the rights, privileges, powers and remedies granted to the Administrative Agent and the Lenders hereunder shall continue to exist and may be exercised by Administrative Agent for the benefit of the Lenders at any time and from time to time irrespective of the fact that any of such Obligations may have become barred by any statute of limitations.  Obligors expressly waive, to the fullest extent permitted by law, the benefit of any and all statutes of limitation, and any and all Laws providing for exemption of property from execution or for evaluation and appraisal upon foreclosure, to the maximum extent permitted by applicable Laws.

7.             Waivers and Consents.  Obligors acknowledge that the obligations undertaken herein involve the support of obligations of Persons other than Obligors and, in full recognition of that fact, consent and agree, to the fullest extent permitted by law, that the Administrative Agent and the Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) supplement, modify, amend, extend, renew, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof, or any of the Loan Documents to which Obligors are not a party or any additional security or guaranties, make-well agreements or other surety arrangements or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof; (d) accept partial payments on the Obligations; (e) receive and hold additional security or guaranties for or with respect to the Obligations or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer and/or enforce any security, and apply any security and direct the order or manner of sale thereof as Administrative Agent and the Lenders in their sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Obligations or any part thereof; (h) settle, release on terms satisfactory to Lenders or by operation of applicable Laws or otherwise liquidate or enforce any Obligations and any security therefor or with respect thereto in any manner, (i) consent to the transfer of any security and bid and purchase at any sale; and/or (j) consent to the merger, change or any other restructuring or termination of the existence of Borrower, any Member thereof, any Obligor or any other Person, and correspondingly restructure the Obligations, and any such merger, change, restructuring or termination shall not affect the liability of Obligors or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.

Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, for the benefit of the Lenders, may enforce this Agreement independently as to each Obligor and independently of any other remedy or security Lenders at any time may have or hold in connection with the Obligations.  Each Obligor expressly waives any right to require Administrative Agent or the Lenders to marshal assets in favor of Borrower or any other Person, and agrees that Lenders may proceed against Borrower or any other Person, or upon or against any security or remedy, before proceeding to enforce this Agreement, in such order as they shall determine their sole and absolute discretion.  Administrative Agent, for the benefit of Lenders, may file a separate action or actions against Borrower or any one or more Obligors without respect to whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions.  Each Obligor agrees that Lenders and Borrower and any Affiliates of Borrower may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the security of this Agreement.  Subject to Section 4, the rights of Administrative Agent and the Lenders created or granted herein and the enforceability of this Agreement with respect to Obligors at all times shall remain effective to support the performance, and/or full payment, of each of the Obligations supported hereby (as limited in Section 4) even though such Obligations, or any part thereof, or any security or guaranty, make-well agreement or other surety arrangement therefor or with respect thereto, may be or hereafter may become invalid or otherwise unenforceable as against Borrower or any other Obligor or surety and whether or not Borrower shall have any personal liability with respect thereto.  Each Obligor expressly waives, to the fullest extent permitted by law, any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of Borrower with respect to the Obligations, (b) the unenforceability or invalidity of any security or guaranty, make-well agreement or other surety arrangement for or with respect to the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (c) the cessation for any cause whatsoever of the liability of Borrower (other than by reason of the full payment and performance of all obligations supported hereby), (d) any failure of Administrative Agent or the Lenders to marshal assets in favor of Borrower or any other Person, (e) except as otherwise provided in this Agreement, any failure of Administrative Agent or the Lenders to give notice of sale or other disposition of Collateral to Obligors or any other Person or any defect in any notice that may be given in connection with any sale or disposition of Collateral, (f) any failure of Administrative Agent or the Lender to comply with applicable Laws in connection with the sale or other disposition of any Collateral or other security for any Obligations, including without limitation, any failure Administrative Agent or Lenders to conduct a commercially reasonable sale or other disposition of any Collateral or other security for any Obligations, (g) any act or omission of Administrative Agent or the Lenders or others that directly or indirectly results in or aids the discharge or release of Borrower or the Obligations or any security or guaranty, make-well agreement or other surety arrangement therefor by operation of law or otherwise, (h) any Law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (i) any failure of Administrative Agent or Lenders to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Administrative Agent or Lenders, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any Lien under Section 364 of the United States Bankruptcy Code, (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any Lien in favor of Lender for any reason, (o) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the Obligations (or any interest thereon) in or as a result of any such proceeding, (p) to the extent permitted in paragraph 40.495(4) of the Nevada Revised Statutes (“NRS”), the benefits of the one-action rule under NRS Section 40.430, or (q) any action taken by Lender that is authorized by this Section or any other provision of any Loan Document.  Each Obligor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurrence of new or additional Obligations.

8.             Condition of Borrower, its Members and its Subsidiaries.  Each Obligor represents and warrants to the Administrative Agent and the Lenders that such Obligor has established adequate means of obtaining from Borrower, its Members and its Subsidiaries, if any, on a continuing basis, financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of Borrower, its Members and its Subsidiaries, if any and their respective Properties, and Obligors now are and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of Borrower, its Members and its Subsidiaries, if any, and their respective Properties.  Each Obligor hereby expressly waives and relinquishes any duty on the part of Administrative Agent or the Lenders (should any such duty exist) to disclose to Obligors any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of Borrower, its Members or its Subsidiaries, if any, or their respective Properties, whether now known or hereafter known by Administrative Agent or any Lender during the life of this Agreement.  With respect to any of the Obligations supported hereby, neither Administrative Agent nor the Lenders need inquire into the powers of Borrower, its Members or any of its Subsidiaries or the officers or employees acting or purporting to act on their behalf, and all Obligations made or created in good faith reliance upon the professed exercise of such powers shall be secured hereby.

9.             Liens on Real Property.  In the event that all or any part of the Obligations are at any time secured by any one or more deeds of trust or mortgages or other instruments creating or granting Liens on any interests in real Property, each Obligor authorizes Administrative Agent, for the benefit of Lenders, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice (other than notice of foreclosure or sale, which the Administrative Agent shall endeavor, but not be obligated, to provide to the Obligors) or demand and without affecting any Obligations, the enforceability of this Agreement, or the validity or enforceability of any Liens of Administrative Agent or the Lenders on any Collateral, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.  Each Obligor expressly waives any defenses to the enforcement of this Agreement or any rights of the Administrative Agent or the Lenders created or granted hereby or to the recovery by Administrative Agent or the Lenders against Borrower, Obligors or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale because all or any part of the Obligations are secured by real Property.  This means, among other things:  (1) Administrative Agent, for the benefit of Lenders, may collect from any Obligor without first foreclosing on any real or personal Property collateral pledged by the Borrower; (2) if the Administrative Agent, for the benefit of Lenders, forecloses on any real Property collateral pledged by the Borrower:

(A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (B) the Administrative Agent, for the benefit of Lenders, may collect from any Obligor even if the Administrative Agent, by foreclosing on the real Property collateral, has destroyed any right Obligors may have to collect from the Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses Obligors may have because all or any part of the Obligations are secured by real Property.  Each Obligor expressly waives any defenses or benefits that may be derived from California Code of Civil Procedure §§ 580a, 580b, 580d or 726, or comparable provisions of the Laws of any other jurisdiction, including, without limitation, NRS Section 40.430 and judicial decisions relating thereto, and NRS Sections 40.451, 40.455, 40.457 and 40.459, and all other suretyship defenses it otherwise might or would have under Nevada Law or other applicable Law.

10.           Standstill of Rights of Subrogation.  Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Obligor is a Party, but subject to the penultimate sentence of this section, for as long as this Agreement remains in effect, each Obligor hereby expressly agrees with respect to Borrower and its successors and assigns (including any surety) and any other Person which is directly or indirectly a creditor of Borrower or any surety for Borrower, to forbear exercising any and all rights at Law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker, and which any Obligor may have or hereafter acquire against Borrower or any other such Person in connection with or as a result of Obligor’s execution, delivery and/or performance of this Agreement or any other Loan Document to which any Obligor is a party.  Each Obligor agrees, for as long as this Agreement remains in effect, that it shall not assert any such rights against Borrower or its successors and assigns or any other Person (including any surety) which is directly or indirectly a creditor of Borrower or any surety for Borrower, either directly or as an attempted setoff to any action commenced against that Obligor by Borrower (whether as borrower or in any other capacity), Administrative Agent, any Lender or any other such Person.  Notwithstanding the foregoing provisions of this Section, it is agreed that for so long as no Event of Default has been asserted by the Administrative Agent and the Lenders, and has not thereafter been waived by them in writing, any of the Parties to this Agreement may exercise and assert any rights which they have against the other Parties to this Agreement (but not against the Borrower), but that upon the occurrence and during the continuance of any Event of Default, they shall cease or stay the exercise or assertion of any such rights or claims unless the Administrative Agent otherwise consents in writing, the Obligations are fully repaid, or such Event of Default has been cured or waived in writing.  Each Obligor hereby acknowledges and agrees that this forbearance and standstill agreement is intended to benefit Borrower, Administrative Agent and Lenders and shall not limit or otherwise affect Obligors’ liability hereunder, under any other Loan Document to which any Obligor is a party, or the enforceability hereof or thereof.

11.           Understandings With Respect to Waivers and Consents.  Each Obligor warrants and agrees that each of the waivers and consents set forth herein are made with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Obligor otherwise may have against Borrower, Administrative Agent, any Lender or others, or against any Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or Law.  Each Obligor acknowledges that it has either consulted with legal counsel regarding the effect of this Agreement and the waivers and consents set forth herein, or has made an informed decision not to do so.  If this Agreement or any of the waivers or consents herein are determined to be unenforceable under or in violation of applicable Law, this Agreement and such waivers and consents shall be effective to the maximum extent permitted by Law.

12.           Financial Information.  Station and GV Ranch Station shall keep true and correct financial books and records, using generally accepted accounting principles consistently applied.  Station and GV Ranch Station shall provide to the Administrative Agent, for the benefit of Lenders such financial statements and other information respecting such Obligors as is required under Section 8.1 of the Loan Agreement and such other information concerning their respective affairs and properties as the Administrative Agent or any Lender may reasonably request.  Any confidential information of Station and/or GV Ranch Station so furnished shall be subject to the provisions of Section 12.14 of the Loan Agreement.

13.           Agreement to be Absolute.  It is expressly agreed that the Obligors shall be released from their obligations hereunder once Obligors have indefeasibly made the Maximum Contribution described in Section 4 above or the provisions of Section 20 hereof are satisfied.  However, Obligors expressly agree, to the fullest extent permitted by law, that until the Maximum Contribution is so made or the provisions of Section 20 are satisfied, then for as long as the Loan Agreement remains in effect or any of the Obligations under the Loan Agreement remain outstanding, Obligors shall not be released from their obligations hereunder by or because of:

(a)           Any act or event which might otherwise discharge, reduce, limit or modify Obligors’ obligations under this Agreement;

(b)           Any waiver, extension, modification, forbearance, delay or other act or omission of the Administrative Agent or the Lenders, or any failure to proceed promptly or otherwise as against Borrower, any Obligor or any security;

(c)           Any action, omission or circumstance which might increase the likelihood that Obligors may be called upon to perform under this Agreement or which might affect the rights or remedies of Obligors as against Borrower; or

(d)           Any dealings occurring at any time between Borrower, the Administrative Agent or any Lender, whether relating to the Loans or otherwise.

Obligors hereby expressly waive and surrender any defense to their liability under this Agreement based upon any of the foregoing acts, omissions, agreements, waivers or matters. It is the purpose and intent of this Agreement that the obligations of Obligors under it shall be absolute and unconditional under any and all circumstances.

14.           Revival and Reinstatement.  If the Lenders are required to pay, return or restore to Borrower or any other person any amounts previously paid on the Loans because of any Insolvency Proceeding of Borrower, any stop notice or any other reason, to the extent that the source of such payment was a Cash Equity Contribution from Obligors pursuant to this Agreement, the obligations of Obligors shall be reinstated and revived and the rights of the Administrative Agent and the Lenders shall continue with regard to such amounts, all as though they had never been paid.

15.           Obligors’ Representations and Warranties.  GV Ranch Station and Station each represents and warrants as to itself that:

(a)           All financial statements and other financial information furnished or to be furnished to the Administrative Agent or the Lenders by such Obligor are or will be true and correct and do or will fairly represent the financial condition of such Obligor as of the dates and for the periods covered thereby;

(b)           All such financial statements of such Obligor were or will be prepared in accordance with Generally Accepted Accounting Principles, consistently applied;

(c)           There has been no material adverse change in such Obligor’s financial condition since the dates of the statements most recently furnished to the Lenders prior to the date hereof; and

(d)           The performance of this Agreement will not violate any indenture, credit agreement or other material agreement to which such Obligor is a party.

16.           Events of Default.  The Administrative Agent may declare Obligors to be in default under this Agreement upon the occurrence of any of the following events (“Events of Default”):

(a)           The Obligors fail to perform any of their obligations under this Agreement within five Business Days after the date of a demand therefor by the Administrative Agent; or

(b)           Any of the Obligors revoke this Agreement or dispute the validity or coverage thereof or this Agreement becomes ineffective for any reason; or

(c)           Any representation or warranty made or given by an Obligor in any Loan Document proves to be false or misleading in any material respect; or

(d)           Any Obligor becomes insolvent or the subject of any Insolvency Proceeding and, in the case of an involuntary case, the same continues undismissed or unstayed for ninety (90) calendar days, provided that if such event may constitute an Event of Default under Section 10.1(r) of the Loan Agreement, then such event shall not constitute an Event of Default hereunder unless and until it constitutes an Event of Default under said Section 10.1(r); or

(e)           Any Obligor dissolves or liquidates.

17.           Authorization; No Violation.  Each Obligor represents and warrants as to itself that:

(a)           It is authorized to execute, deliver and perform under this Agreement, which is a valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion;

(b)           No provision or obligation of such Obligor contained in this Agreement violates any Requirement of Law applicable to such Obligor; and

(c)           No such provision or obligation conflicts with, or constitutes a breach or default under, any agreement to which such Obligor is a party.

18.           Additional and Independent Obligations.  Obligors’ obligations under this Agreement are in addition to their obligations under any other existing or future make-well agreements, guaranties or other suretyship arrangements given in connection with the Loan Agreement, and shall remain in full force and effect until they are expressly modified or released in a writing signed by the Administrative Agent on behalf the Requisite Lenders (or, if required by the terms of the Loan

Agreement, all of the Lenders).  Obligors’ obligations under this Agreement are independent of those of Borrower under the other Loan Documents.  The Administrative Agent may bring a separate action, or commence a separate reference or arbitration proceeding against any Obligor without first proceeding against Borrower or any other Obligor, any other person or any security that the Administrative Agent or the Lenders may hold, and without pursuing any other remedy.  The rights under this Agreement shall not be exhausted by any action by the Administrative Agent or any Lender until the Maximum Contribution has been indefeasibly made in cash, the provisions of Section 20 hereof are satisfied or the Loans have been paid and performed in full.

19.           No Waiver; Consents; Cumulative Remedies.  Each waiver by the Administrative Agent and the Lenders must be in writing, and no waiver shall be construed as a continuing waiver.  No waiver shall be implied from the Administrative Agent’s or any Lender’s delay in exercising or failure to exercise any right or remedy against Borrower, Obligors or any security.  Consent by the Administrative Agent or any Lender to any act or omission by Borrower or Obligors shall not be construed as a consent to any other or subsequent act or omission, or as a waiver of the requirement for their consent to be obtained in any future or other instance.  All remedies of the Administrative Agent and the Lenders against Borrower and Obligors are cumulative.

20.           Release.  This Agreement shall automatically terminate upon the earlier to occur of (a) satisfaction of the Obligations or (b) the first day following the last day of the first two full Fiscal Quarter period ending subsequent to the Completion Date, upon which all of the following conditions are satisfied: (i) as of the last day of any applicable Fiscal Quarter, the Leverage Ratio with respect to such Fiscal Quarter is less than or equal to 3:00:1:00; and (ii) as of the last day of any applicable four Fiscal Quarter period then ended, EBITDAM is greater than or equal to $42,000,000 (for purposes of both clauses (i) and (ii), excluding any Cash Equity Contributions made during such period); (iii) no Default or Event of Default shall have occurred and be continuing; and (iv) Borrower shall have delivered to Administrative Agent projections, in form and substance reasonably acceptable to the Lenders, showing that the Leverage Ratio for each Fiscal Quarter ending prior to the Term Maturity Date will not exceed 3.00:1.00.  Absent such termination, Obligors shall not be released from their obligations under this Agreement except by a writing signed by the Administrative Agent with the consent of all of the Lenders or the payment of the amounts specified in Section 4.  Upon the request of Borrower or any Obligor after the termination of this Agreement, the Administrative Agent shall confirm in writing to Borrower and the Obligors that this Agreement has been terminated.

21.           Successors and Assigns; Participations.  The terms of this Agreement shall bind and benefit the legal representatives, successors and assigns of the Administrative Agent, the Lenders and the Obligors; provided, however, that Obligors may not assign this Agreement, or assign or delegate any of their rights or obligations under this Agreement, without the prior written consent of the Administrative Agent in each instance.  The Lenders may sell or assign participations or other interests in the Loans and this Agreement in accordance with Section 12.8 of the Loan Agreement.  Also without notice to or the consent of Obligors, the Administrative Agent and the Lenders may disclose any and all information in their possession concerning Obligors, this Agreement and any security for this Agreement to any actual or prospective purchaser of any securities issued or to be issued by Lenders, and to any actual or prospective purchaser or assignee of any participation or other interest in the Loan Documents in accordance with Section 12.14 of the Loan Agreement.

22.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the local Laws of the State of California.

23.           Costs and Expenses.  If any lawsuit, reference or arbitration is commenced which arises out of, or which relates to this Agreement, the prevailing party shall be entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys’ fees (including, without duplication, reasonably allocated costs for services of in-house counsel) in the action or proceeding, in addition to costs and expenses otherwise allowed by Law.  In all other situations, including any Insolvency Proceeding, Obligors agree to pay all of the Administrative Agent’s and the Lenders’ reasonable costs and expenses, including attorneys’ fees (including, without duplication, reasonably allocated costs for services of their respective in-house counsel) which may be incurred in any effort to collect or enforce this Agreement.  From the time(s) incurred until paid in full, all sums shall bear interest at the Default Rate.

24.           Integration; Modifications.  This Agreement amends and restates the Prior Make-Well in its entirety and (a) integrates all the terms and conditions mentioned in or incidental to this Agreement, (b) supersedes all oral negotiations and prior writings with respect to its subject matter, and (c) is intended by Obligors, the Administrative Agent and the Lenders as the final expression of the agreement with respect to the terms and conditions set forth in this Agreement and as the complete and exclusive statement of the terms agreed to by Obligors, the Administrative Agent and the Lenders.  No representation, understanding, promise or condition shall be enforceable against any party unless it is contained in this Agreement.

25.           Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE LOAN AGREEMENT AND ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

26.           Notices.  Notices hereunder shall be in writing and shall be delivered in the manner prescribed for notices in the Loan Agreement.

27.           Miscellaneous.  The illegality or unenforceability of one or more provisions of this Agreement shall not affect any other provision.

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IN WITNESS WHEREOF, Obligors have executed this Agreement as of the date first written above by their respective duly authorized officers.

STATION CASINOS, INC., a Nevada corporation

By:
Name:	Scott M. Nielson
Title:	Executive Vice President

Address:

2411 West Sahara Avenue
Las Vegas, Nevada 89102
Attn: Glenn C. Christenson, Executive Vice President
Telecopier:	(702) 367-2424
Telephone:	(702) 367-2484

GCR GAMING, LLC, a Nevada limited liability company

By:
Name:	Brian Lee Greenspun
Title:	Manager

Address:

901 North Green Valley Parkway, Suited 200
Henderson, Nevada 89014
Attn:	Phil Peckman
Telecopier:	(702) 458-8855
Telephone:	(702) 259-4146
GV RANCH STATION, INC.
a Nevada corporation

By:
Name:	Scott M. Nielson
Title:	Secretary

Address:

c/o Station Casinos, Inc.
2411 West Sahara Avenue
Las Vegas, Nevada 89102
Attn:	Glenn C. Christenson
Executive Vice President
Telecopier:	(702) 367-2424
Telephone:	(702) 367-2484

ACKNOWLEDGED AND AGREED:

GREEN VALLEY RANCH GAMING, LLC,
a Nevada limited liability company

By:	GV Ranch Station, Inc.
Its:	Manager and Member

By:
Scott M. Nielson, Secretary

By:	GCR Gaming, LLC
Its:	Member

By:
Brian Lee Greenspun, Manager

Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Janice Hammond, Vice President